UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 5 2024 (April 2, 2024)

PALISADE BIO, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-33672	52-2007292
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7750 El Camino Real Suite 2A
Carlsbad, California	92009
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 704-4900

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	PALI	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.03 Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year

On March 25, 2024, the shareholders of Palisade Bio, Inc. (the “Company”) approved a proposal to authorize the Company’s board of directors (“Board”), in its discretion, to effect a reverse stock split of the Company’s common stock, par value $0.01 (the “Common Stock”) at a ratio, ranging from 1-for-2 to 1-for-15, to be determined by the Board.

In accordance with the foregoing, the Company has approved a 1-for-15 reverse stock split of the Common Stock (“Reverse Stock Split”). On April 2, 2024, the Company filed an amendment to its amended and restated certificate of incorporation, as amended (the “Amendment”) with the Secretary of State of Delaware with such Amendment becoming effective at 5:00 p.m. Eastern Time on Friday, April 5, 2024. The purpose of the Amendment is to (i) effect the Reverse Stock Split whereby each of the Company’s shareholders will receive one (1) new share of Common Stock for every fifteen (15) shares such shareholder holds immediately prior to the effective time of the Reverse Stock Split. The Reverse Stock Split affects all of the Company’s issued and outstanding shares of Common Stock equally. The Reverse Stock Split will also affect the Company’s outstanding stock options, warrants and other exercisable or convertible securities and will result in the shares underlying such instruments being reduced and the exercise price and / or conversion price being increased proportionately to the Reverse Stock Split ratio. No fractional shares will be issued as a result of the Reverse Stock Split. Any fractional shares that would have otherwise resulted from the Reverse Stock Split will be paid in cash, at an amount equal to the resulting fractional interest in one (1) share of the Common Stock to which the shareholder would otherwise be entitled, multiplied by the closing trading price of the Common Stock on April 5, 2024.

As a result of the Reverse Stock Split, the number of issued and outstanding shares of Common Stock will be decreased from 12,771,015 shares to approximately 851,401 shares (not accounting for any fractional shares that will be paid out in cash). The number of authorized shares of Common Stock and preferred stock remains unchanged at 280,000,000 shares and 7,000,000 shares, respectively.

Pursuant to the terms of the outstanding Certificate of Designation of Series A 4.5% Convertible Preferred Stock, for the issued and outstanding shares of the Company’s Series A 4.5% Convertible Preferred Stock, par value $0.01 per share with a stated value of $12.7895 per share (the “Series A Preferred Stock”), the conversion price at which shares of Series A Preferred Stock may be converted into shares of Common Stock will be proportionately adjusted to reflect the Reverse Stock Split.

The Common Stock will begin trading on a post Reverse Stock Split basis on the Nasdaq Capital Market on Monday, April 8, 2024. The Company’s trading symbol will remain “PALI”. The new CUSIP number for the Common Stock following the Reverse Stock Split is 696389402.

The information set forth herein is qualified in its entirety by the terms contained in the Amendment, a copy of which is attached to this Current Report on Form 8-k as Exhibit 3.01(i).

Item 8.01 Other Events

On April 3, 2024, the Company announced the Reverse Stock Split as described in Item 5.03 of this Current Report on Form 8-K. A copy of the press release is attached to this report as Exhibit 99.01.

Item 9.01 Financial Statement and Exhibits.

Exhibit No.	Description
3.01(i)	Amendment to the Amended and Restated Certificate of Incorporation, as amended, of Palisade Bio, Inc.
99.01	Press Release dated April 3, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 5, 2024	Palisade Bio, Inc.

/s/ J.D. Finley
	By:	J.D. Finley
Chief Executive Officer